UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. 1)

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MEDICAL ALARM CONCEPTS HOLDING, INC.
(Name of Registrant As Specified In Charter)

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MEDICAL ALARM CONCEPTS HOLDING, INC.

200 West Church Road, Suite B, Kind of Prussia, PA 19406

Phone Number: (877) 639-2929

Fax Number: (610) 872-9066

INFORMATION STATEMENT

To the Holders of Common Stock of Medical Alarm Concepts Holding, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission

(the “SEC”) and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), to the holders (the “Stockholders ”) of common stock, par value $0.001 per share (the “ Common Stock”), of Medical Alarm Concepts Holding, Inc., a Nevada corporation(the “ Company ,” “ we ,” “ our ,” or “ us ”), to notify such Stockholders that on April 16, 2013 the Company has received written consents from the holders of 51.118% of our issued and outstanding Common Stock and 51.118% of the voting power of Common Stock (our “Majority Stockholders”) approving the Authorized Share Increase (as defined and described below) as permitted by Nevada law and the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

In connection with the determination of our Board of Directors (the “Board”) that it is in the best interest of the Company and our Stockholders to undertake the following corporate action, our Majority Stockholders authorized the following:

·	The amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 800,000,000 (Eight Hundred Million) shares of Common Stock to 1,400,000,000 (One Billion Four Hundred Million) shares of Common Stock (the “Authorized Share Increase”).

On March 27, 2013, the Board approved the Authorized Share Increase, and recommended the Authorized Share Increase for approval to the Stockholders. Nevada law provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. Nevada law, however, requires that in the event an action is approved by written consent, the corporation must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

At the time that the Board approved the Authorized Share Increase it set April 3, 2013 as the Record Date for determining the Stockholders entitled to vote on the Authorized Share Increase. As of April 3, 2013, there were issued and outstanding (i) 800,000,000 shares of our Common Stock, (ii) zero shares of our Series A Preferred Stock, and (iii) zero shares of our Series B Preferred Stock. Under the Certificate of Incorporation each share of Common Stock is entitled to one vote per share. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Authorized Share Increase is 800,000,000. Pursuant to Nevada law, at least a majority of the voting equity of the Company, or at least 400,000,001 votes, are required to approve the Authorized Share Increase by written consent.

As described above, on April 16, 2013 the Majority Stockholders, which hold in the aggregate 408,944,070 (as of the Record Date), or approximately 51.118% of the voting equity of the Company, have voted in favor of the Authorized Share Increase thereby satisfying the requirement under Nevada law that at least a majority of the voting equity vote in favor of a corporate action by written consent. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase. This Information Statement, which is being mailed on or about April 29, 2013 to the Stockholders of the Company as of the Record Date, is the notice of the taking of a corporate action without a meeting of the stockholders that is referred to above as required under Nevada law. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, and Nevada law, t he Authorized Share Increase will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our Stockholders.

It is expected that we will file the amendment to the Certification of Incorporation that will make the Authorized Share Increase effective (the “Amendment”) on or about May 20, 2013. However, the Board reserves the right to elect not to proceed with the Authorized Share Increase, at any time prior to filing the Amendment, if the Board, in its sole and absolute discretion, determines that it is no longer in the Company’s best interests and the best interests of the Stockholders to consummate the Authorized Share Increase.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the Authorized Share Increase, as well as summary information regarding the transactions covered by the Information Statement. We encourage you to read the Information Statement thoroughly. You may also obtain information about us from publicly available documents filed with the Securities and Exchange Commission. We may provide only one copy of the Information Statement to Shareholders who share an address, unless we have received instructions otherwise. If you share an address, your household has received only one copy of this Information Statement and if you wish to receive another copy, please contact our corporate secretary at the address or telephone number above. If you have received multiple copies and only wish to receive one copy of our SEC materials, you also may contact us at the address and telephone number above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Information Statement may contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing. These statements may contain words such as “expects,” “anticipates,” “plans,” “believes,” “projects,” and words of similar meaning. These statements relate to our future business and financial performance. Actual outcomes may differ materially from these statements. The risks listed in this Information Statement as well as any cautionary language in this Information Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe in our forward looking statements. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update or revise any of the forward-looking statements contained in this Information Statement. We caution you not to rely upon any forward-looking statement as representing our views as of any date after the date of this Information Statement. You should carefully review the information and risk factors set forth in other reports and documents that we file from time to time with the SEC.

CORPORATE UPDATE

Over the past few quarters there has been a substantial positive turn around in our business operations. As a result, we are expecting 2013 and 2014 to be strong growth years for Medical Alarm Concepts Holding, Inc.

Based on only the contracts the Company has currently signed, revenues exclusively from monthly monitoring contracts exceed our monthly operating expenses, putting the Company into a positive monthly operating cash flow position; a position, which grows in strength virtually every day. In addition to monthly monitoring contracts, the Company expects strong sales of MediPendant products into its distribution network, which will add both additional revenues and gross margins to the income statement. We expect this positive monthly operating cash flow position to continue for the foreseeable future due to the high quality and expected longevity of our customer contracts.

The Company’s relationship with its major retail distribution partner remains strong with sales and shipments occurring on a consistent basis. Early in the March quarter, the Company successfully completed a retail promotion with this large discount warehouse chain partner. An additional program began late in the March quarter and ran through April 21, 2013.  The MediPendant has now received 21 product reviews on the retailer's website, 17 of which are "5 out of 5 Star" ratings.  The average rating is "4.5 Stars" out of 5 Stars.

Medical Alarm Concepts recently announced the signing of a major diversified national healthcare insurer that will offer the Company's MediPendant product and monthly monitoring services to subscribers of selected healthcare programs.  Additionally, the product will be included in the insurance carrier's dual demonstration program (Medicaid and Medicare) related contracts on which it may bid. Management is currently in process of hiring additional staff to meet the expected demand from this major customer.

The Company is experiencing acceleration in its international business having recently announced two European distribution partnerships. The Company also recently announced it has signed a marketing and operations agreement with JTT-EMS LTD of Shijiazhuang, China to bring the MediPendant personal medical alarm to the People's Republic of China.

The Company recently received an investment led by strategic partner, JTT-EMS LTD of Shijiazhuang, China.  Under the terms of the investment, JTT-EMS LTD purchased Common Stock in a private placement transaction and has indicated to the Company that it plans to hold these shares as a long-term investment.  The financing, including additional investments by current shareholders, will total up to approximately $330,000. There are no warrants or options associated with this investment. As more fully noted below, funds received will primarily be used to rebuild inventory levels to meet the growing demand and to pay professional fees associated with returning the Company to fully reporting status.

Management has been very successful in negotiating with debt holders for the cancellation of very significant portions of our debt and all of our outstanding preferred stock. Since the beginning of last year, approximately $93,775 of convertible debt has been cancelled. Earlier this month, the holder of our short-term credit line cancelled $236,397 of the outstanding balance. Additionally, since the beginning of last year, approximately 161,000,000 million toxic and highly dilutive warrants were also cancelled as was the remaining $75,000 portion of the outstanding Series B Convertible Preferred Stock. No shares, warrants or options were granted in exchange for these cancellations. There is currently no outstanding Series A or Series B Convertible Preferred Stock and there are no outstanding options to purchase common or preferred stock.

The debt cancellations will likely result in one or more large non-recurring gains during the June 2013 quarter and/or previous accounting periods. The warrant cancellations are expected to generate substantial additional one-time, non-cash flow related gains for the Company as derivative liability charges currently carried on the balance sheet are reversed.

Although the Company is expecting to announce additional major debt cancellations over the coming weeks upon closing of additional negotiations with debt holders , the Company is unable at this time to determine the aggregate number of shares that are issuable upon conversion of its outstanding debt. The Management of the Company is currently negotiating with debt holders to cancel large portions of the Company’s outstanding debt and will disclose the aggregate number of shares that are issuable upon conversion of its outstanding debt to stockholders by filing a Form 8-K with the SEC upon completion of these negotiations.

Because our trade payables have been paid down very substantially over the past few quarters, we are expecting our balance sheet to be very strong, nearly long-term debt free and with very manageable trade payable levels.

We believe our upcoming balance sheet, which will be free of nearly all long-term debt and free of warrants, options and outstanding preferred stock will more accurately reflect the true value of our growing company.

Effective April 8, 2013, the Company engaged Paritz& Company, P.A. as its new independent registered public accounting firm. Paritz& Company has begun the process of auditing our financial performance. The Company has also recently hired new corporate counsel and new accounting professionals to assist management in completing its Form 10-Q and Form 10-K filings with the Securities and Exchange Commission in order to return the Company to fully reporting status.

The Company expects calendar year 2013 to be one of continued growth in both monthly recurring revenues and distribution sales, which will allow the Company to realize sustainable positive operating cash flow. We believe the growth rate and the positive operating cash flow we are currently realizing is sustainable into 2014 and beyond.

The Company is currently experiencing accelerated growth as a result of extensive promotional activities with its main retail partner, Costco Warehouse Stores, and as a result of the Company’s expanded Internet marketing activities. An increase in the number of authorized shares is necessary to acquire inventories to meet the growing level of demand for the Company's flagship medical alarm product called the MediPendant, and to ensure adequate working capital during the Company’s growth in order to pay its employees, monthly monitoring fees, and advertising. Without an increase in the authorized shares of the Company’s common stock, the Company's current revenue growth trajectory will be at risk as it would not be able to afford adequate working capital and acquire enough inventories to fulfill the growing level of demand for MediPendant. For example, the Company recently placed an order for an additional 2,200 units of MediPendants from the factory in order to partially meet the continued growing demand, and the Company expects additional orders will need to be placed in the very near future as demand continues to accelerate. Without an increase in the authorized shares, the Company will likely not be able to maintain and/or grow its current level of positive operational cash flow. The Company is now operating on a positive operating cash flow basis due to the strong growth it has realized in sales of its unique medical alarm products. Furthermore, the Company plans to emerge as a profitable, growing company over the next few months if the Amendment becomes effective and the number of authorized shares of Common Stock has been increased as provided for in the Authorized Share Increase.

Additionally, without an increase in the authorized shares, the Company will not likely be able to continue its efforts to become current in its Securities Exchange Act reporting. The Company intends to use part of the proceeds from the private placement to pay for related and continued fees and costs of retaining legal, accounting and auditing services to assist the Company to prepare and file all delinquent reports including three Form 10-Qs and one Form 10-K with the for each year delinquent, in order to become current in its Securities Exchange Act reporting. By way of example, the Company’s new independent registered public accounting firm, Paritz & Company, P.A. is currently working on the audit of the Company. As also mentioned above, the Company has recently hired new corporate counsel and new accounting professionals to assist the management of the Company in completing its Form 10-Q and Form 10-K filings with the Securities and Exchange Commission 10-Q in order to return the Company to fully reporting status. As a result of this progress, the Company intends to have all of its delinquent quarterly and annual reports filed with the Securities and Exchange Commission by July 31, 2013.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The purpose of the Authorized Share Increase is to increase the number of authorized shares of our Common Stock from 800,000,000 (Eight Hundred Million) shares of to 1,400,000,000 (One Billion Four Hundred Million) shares.

As discussed above, on March 6, 2013, the Company announced it received an investment led by strategic partner, JTT-EMS LTD of ShiJiaZhuang, China.  Under the terms of the investment, JTT-EMS LTD purchased in a private placement transaction Common Stock and has indicated to the Company that it plans to hold these shares as a long-term investment.  The investment by JTT-EMS LTD was accompanied by additional investments by current stockholders bringing the total investment to approximately $330,000. There are no warrants, options, or any other enhancements attached to these investments. Because the Company does not have a sufficient number of shares authorized to cover the issuance of Common Stock in the private placement transaction until the Amendment is effective, zero shares of Common Stock have been issued; however, once the Amendment is effective and the number of authorized shares of Common Stock has been increased as provided for in the Authorized Share Increase, the aggregate number of shares issued in the private placement, including shares issued to JTT-EMS LTD and associated companies will be approximately 433,941,000 shares of the Company’s Common Stock and as a result of such issuance, the corresponding stockholders will own approximately 31% of the outstanding shares of the Company’s Common Stock. The per share price of the referenced investments was $0.00058 per share and that the initial closing date of the private placement was March 31, 2013; however, since the shares of Common Stock issuable in the transaction will not be authorized until the Authorized Share Increase is effective and because the Company does not have a sufficient number of shares authorized to cover the issuance of common stock in the private placement as of the initial closing date, the closing date of the private placement has been extended to July 15, 2013.

In order to satisfy its obligations with respect to the issuance of shares of Common Stock to the investors, meet regulatory requirements, meet requirements for debt conversions, maintain current revenue growth trajectories, acquire inventory to meet growing demand, and to ensure adequate working capital, the Company requires an increase in the number of authorized shares of Common Stock. The additional shares of Common Stock to be authorized after effecting the Amendment would have rights identical to the currently outstanding shares of Common Stock, except for effects incidental to increasing the number of outstanding shares, such as the dilution of current Stockholders’ ownership and voting interests.

The Authorized Share Increase will also give the Company additional shares to provide flexibility for the future to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. For example, the Company may require additional funding for its operations and therefore may need the increased number of authorized shares to raise additional equity capital. Further, the additional authorized shares may be used in the future for any other proper corporate purpose approved by the Board, including corporate mergers or acquisitions, shares reserved under stock option plans, stock dividends or splits, debt conversions, or other corporate purposes. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance Stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock.

Potential Dilutive Effect

The issuance of a substantial number of additional shares of Common Stock from the newly authorized shares provided for in the Authorized Share Increase may result in dilution of your ownership interest in the Company. Stockholders of the Company do not have preemptive rights with respect to our Common stock. Thus, existing Stockholders would not have any preferential rights to purchase any shares.

Any such issuance of the additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

Potential Anti-Takeover Effect

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the Stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common Stock be used as a type of anti-takeover device.

The Authorized Share Increase is not part of any plan to adopt a series of amendments having an anti-takeover effect, and the Company’s management presently does not intend to propose anti-takeover measures in future proxy solicitations. Subject to the limitations of Nevada law, it could be possible to use the additional shares of Common Stock that would become available for issuance once the Amendment is filed to oppose a hostile takeover attempt or delay or prevent changes of control of the Company or changes in or removal of our management, including transactions that are favored by a majority of the independent Stockholders or in which the Stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, the Board could, without further Stockholder approval, strategically sell shares of our Common Stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. The Authorized Share Increase was not being proposed in response to any effort, nor are we aware of any effort, to accumulate shares of our Common Stock or obtain control of the Company.

Effective Date

The Shareholder Actions will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our Shareholders. This Information Statement is first being mailed on or about April 29, 2013 to holders of record of Common Stock as of the close of business on April 3, 2013. The Authorized Share Increase will become effective on the date that we file the Amendment with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

No Dissenters’ Rights

Stockholders of the Company do not have dissenters’ rights or the right to seek the appraisal of their shares under Nevada law as a result of the Authorized Share Increase.

Government Approvals

Except for compliance with the applicable regulations of the Securities and Exchange Commission (“SEC”) in connection with this Information Statement and of the Nevada Revised Statutes in connection with the Authorized Share Increase, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with the Authorized Share Increase.

Approval of the Board of Directors and Shareholders

The Board, after careful consideration, has approved the Authorized Share Increase and has recommended that the Stockholders vote for its adoption. Effective April 16, 2013, the Majority Stockholders holding 51.118% of the outstanding Common Stock executed a written consent in lieu of a Shareholders meeting approving the Authorized Share Increase.

Interests of Certain Persons in Matter to be Acted Upon

Except in their capacity as Stockholders (which interest does not differ from that of the other common shareholders), none of our officers, directors, or any of their respective affiliates has any interest in the Authorized Share Increase.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Common Stock as of April 3, 2013 (the Record Date for voting on the Authorized Share Increase), unless otherwise noted, by:

·	each stockholder known to the Company to own beneficially more than 5% of the Common Stock;

·	each of the Company’s directors;

·	each of the Company’s executive officers; and

·	all of the Company’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to securities. Common shares relating to options or warrants currently exercisable, or exercisable within 60 days of April 3, 2013, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Common Shares of Beneficial Ownership (1)	Percentage of Beneficial Ownership (2)

Ronald Adams	14,500,000	1.81%
200 West Church Road, Suite B
King of Prussia, PA 19406

Alan Polsky	7,550,000	0.94%
200 West Church Road, Suite B
King of Prussia, PA 19406

All executive officers and directors as a group (2 persons)	22,050,000	2.75%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which include holding voting and investment power with respect to the securities. Shares of common stock subject to preferred stock, options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(2)	Percent of Class based on 800,000,000 common shares outstanding as of April 3, 2013 and does not include common shares to be issued to new investors following effectiveness of Authorized Share Increase as described above in this Information Statement.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

You may request a copy of these filings, at no cost, by writing Medical Alarm Concepts Holding, Inc. at 200 West Church Road, Suite B, Kind of Prussia, PA 19406 or telephoning the Company at (877) 639-2929. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the Stockholders only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Ronald Adams
Name:	Ronald Adams
Title:	Chairman